EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.

ANNOUNCES THIRD QUARTER 2012 RESULTS

Oklahoma City, Oklahoma (November 5, 2012) – Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced third quarter 2012 consolidated results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2012 were $9.4 million, with net income of $5.1 million. This compares to EBITDA and net income of $6.9 million and $3.3 million, respectively, during the prior year period. Distributable cash flow for the quarter ended September 30, 2012 was $9.4 million, or $0.5947 per unit (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures in the accompanying financial tables).

Consolidated results reported below are for the three and nine month periods ended September 30, 2012. The Partnership closed its initial public offering on June 20, 2011. Consolidated results reported in this release for the periods prior to the closing date of the initial public offering include the results of the Partnership’s predecessor entity. The Partnership’s predecessor entity consisted of Compressco, Inc. and its subsidiaries and certain assets, liabilities and operations of certain other subsidiaries of TETRA Technologies, Inc. conducting business in Latin America.

Consolidated revenues for the quarter ended September 30, 2012 were $28.7 million versus $24.6 million in the third quarter of 2011. Income before tax for the quarter ended September 30, 2012 was $6.0 million versus $3.8 million in the third quarter of 2011.

Revenues for the third quarter of 2012 compared to the third quarter of 2011 reflect increased compression and other services revenue partially offset by decreased revenue from sales of compressors and parts. Although the Partnership expects to sell compressor units in its normal course of business, a substantial portion of the compressor unit sales during the third quarter of 2011 consisted of a large order of customized units.

The Partnership utilized an average of 3,025 compressor units to provide services during the three months ended September 30, 2012, an increase of 6.7% over the average of 2,835 compressor units utilized during the three months ended September 30, 2011. Cost of compression and other services as a percentage of service revenue decreased during the third quarter of 2012 compared to the prior year period. Compressco Partners’ administrative expenses as a percentage of consolidated revenue for the current period were 0.4% higher than in the third quarter of 2011. At September 30, 2012, Compressco Partners had cash on hand of $10.7 million.

Unaudited financial data for the three and nine month periods ended September 30, 2012 compared to the prior year’s periods is available in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “We are pleased with the increased demand for and utilization of our production enhancement services in the markets we serve. In anticipation of increasing demand, earlier this year we significantly increased our capital expenditure activities. This capital investment strategy continues to accelerate growth, particularly in Latin America. In the U.S., we continue to see strong demand for unconventional applications in oil, liquids and associated gas, which allows us to “get on the well” earlier than with our conventional wellhead applications. We are also experiencing improved demand for our conventional applications in our European and Asian Pacific markets. Given our improved financial results and forecasts, we increased our quarterly distribution to $0.3975 per outstanding unit for the third quarter. Additional distribution increases in the future will be dependent on the strength of our markets and our ability to continue the success of these growth strategies. We remain focused on ongoing cost reduction efforts and supply chain analysis in an effort to increase profitability, and we expect the underlying factors that contributed to the third quarter’s improved results, including growth from capital investments and increasing demand for unconventional applications, to continue into 2013.”

Compressco Partners will host a conference call to discuss third quarter 2012 results today, November 5, 2012, at 10:30 am Eastern Time. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On October 19, 2012, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2012 of $0.3975 per outstanding unit, payable on November 15, 2012 to unitholders of record as of the close of business on November 1, 2012.

Compressco Partners is a provider of compression-based production enhancement services, including both conventional wellhead compression services and unconventional compression services, and, in certain markets, well monitoring and sand separation services. Compressco Partners provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2012, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners’ beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners’ Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The financial data for a portion of the nine month period ended September 30, 2011 includes results of Compressco Partners’ predecessor for the period prior to the June 20, 2011 offering.

Financial Data (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands)
Revenues
Compression and other services	$27,167	$21,294	$72,427	$60,501
Sales of compressors and parts	1,517	3,326	3,737	8,329
Total revenues	28,684	24,620	76,164	68,830

Cost of revenues (excluding depreciation and
amortization expense)
Cost of compression and other services	13,082	10,488	36,318	31,259
Cost of compressors and parts sales	829	2,512	2,057	6,037
Total cost of revenues	13,911	13,000	38,375	37,296

Selling, general and administrative expense	4,952	4,161	13,620	11,185
Depreciation and amortization	3,376	3,082	9,721	9,452
Interest (income) expense, net	24	(9)	2	5,102
Other expense, net	427	598	618	814
Income before tax provision	5,994	3,788	13,828	4,981
Provision for income taxes	931	497	2,396	847
Net income	$5,063	$3,291	$11,432	$4,134

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, distributable cash flow, and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership’s management to: assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner; evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis; measure operating performance and return on capital as compared to those of other companies in the production enhancement business; and, determine the Partnership’s ability to incur and service debt and fund capital expenditures. The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. Additionally, the Partnership uses forecasts of distributable cash flow for internal budgeting purposes and in communications with the board of directors of its general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense and maintenance capital expenditures, plus the non-cash cost of compressors sold and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow, or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision making process.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

The following table reconciles net income to EBITDA for the three and nine month periods ended September 30, 2012 and September 30, 2011:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands)
Net income	$5,063	$3,291	$11,432	$4,134
Provision for income taxes	931	497	2,396	847
Depreciation and amortization	3,376	3,082	9,721	9,452
Interest (income) expense, net	24	(9)	2	5,102
EBITDA	$9,394	$6,861	$23,551	$19,535

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and nine month periods ended September 30, 2012:

	Three Months Ended	Nine Months Ended
	September 30, 2012	September 30, 2012
	(In Thousands)
Net income	$5,063	$11,432
Provision for income taxes	931	2,396
Depreciation and amortization	3,376	9,721
Interest (income) expense	24	2
EBITDA	9,394	23,551
Less:
Current income tax expense	(596)	(1,785)
Maintenance capital expenditures	(64)	(305)
Plus:
Non-cash cost of compressors sold	57	68
Equity compensation	664	1,313
Interest income (expense)	(24)	(2)
Distributable cash flow	$9,431	$22,840

Cash distribution attributable to period	$6,303	$18,593

Distribution coverage ratio	1.50x	1.23x

Contact:

Compressco Partners, L.P., Oklahoma City, Oklahoma

Ronald J. Foster, 405/677-0221

Fax: 405/619-9244

www.compressco.com